    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999

                                                      REGISTRATION NO. 333-69281
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                NORDSTROM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    WASHINGTON                                          91-0515058
          (STATE OR OTHER JURISDICTION OF                              (IRS EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                          1617 SIXTH AVENUE, 6TH FLOOR
                           SEATTLE, WASHINGTON 98101
                                 (206) 628-2111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL A. STEIN
                         EXECUTIVE VICE PRESIDENT, CFO
                                NORDSTROM, INC.
                          1617 SIXTH AVENUE, SUITE 500
                               SEATTLE, WA 98101
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With a copy to:
                               LAWRENCE J. STEELE
                        LANE POWELL SPEARS LUBERSKY LLP
                         1420 FIFTH AVENUE, SUITE 4100
                         SEATTLE, WASHINGTON 98101-2338

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 11, 1999.

         Prospectus Supplement to Prospectus Dated             , 1999.

                                  $200,000,000

                                   NORDSTROM

                   % Senior Notes due                  , 2009

                            ------------------------

     Nordstrom, Inc. will pay interest on the Notes on                and
               of each year. The first such payment will be made on , 1999. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              PER NOTE         TOTAL
                                                              --------      -----------
Initial public offering price...............................         %      $
Underwriting discount.......................................         %      $
Proceeds, before expenses, to Nordstrom, Inc. ..............         %      $

     The initial public offering price set forth above does not include accrued
interest, if any. Interest on the Notes will accrue from             , 1999 and
must be paid by the purchaser if the Notes are delivered after             ,
1999.

                            ------------------------

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New
York, New York on             , 1999.

GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                    MERRILL LYNCH & CO.

                            ------------------------

                 Prospectus Supplement dated            , 1999.

                                USE OF PROCEEDS

     Nordstrom, Inc. ("Nordstrom") will use the net proceeds from the sale of the notes offered hereby (the "Notes") (after deduction of underwriting discounts and commissions and expenses payable by Nordstrom) to reduce short term indebtedness incurred for working capital and for general corporate purposes. At January 7, 1999, Nordstrom's short-term indebtedness carried a weighted average interest cost of 5.29%.

                                  THE COMPANY

     Nordstrom is a specialty retailer selling a wide selection of apparel, shoes and accessories for women, men and children. Most of Nordstrom's merchandise categories are offered in each of its 68 large fashion specialty stores currently located in 21 states. In addition, Nordstrom operates 25 clearance stores in 11 states under the name "Nordstrom Rack," one clearance store in Arizona under the name "Last Chance Shoes and Apparel," three specialty stores in California and New York under the name "Faconnable" and two shoe stores in Hawaii. Nordstrom's marketing philosophy is to offer a wide selection of merchandise, to create customer loyalty by providing a high level of customer service and to respond rapidly to local market conditions and fashion trends through decentralized buying and merchandise selection. Nordstrom's executive offices are located at 1617 Sixth Avenue, Suite 500, Seattle, Washington 98101, telephone (206) 628-2111.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below under the captions "Operating Results" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended January 31, 1998 have been derived from the audited consolidated financial statements of Nordstrom. The selected consolidated financial data presented below under the captions "Operating Results" and "Balance Sheet Data" as of and for the nine month periods ended October 31, 1997 and 1998 have been derived from unaudited interim condensed consolidated financial information of Nordstrom. In the opinion of management, the unaudited interim condensed consolidated financial information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the nine months ended October 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year or for any future period. This information is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and applicable management's discussion and analysis included in Nordstrom's Annual Report on Form 10-K for the year ended January 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998, July 31, 1998 and October 31, 1998.

                                                                                                    NINE MONTHS ENDED
                                                                                                       OCTOBER 31,
                                                FISCAL YEAR ENDED JANUARY 31,                          (UNAUDITED)
                                --------------------------------------------------------------   -----------------------
                                   1994         1995         1996         1997         1998         1997         1998
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SQUARE FOOT AMOUNTS)
OPERATING RESULTS:
Net sales.....................  $3,589,938   $3,894,478   $4,113,517   $4,453,063   $4,851,624   $3,396,876   $3,581,848
Net earnings..................     140,418      202,958      165,112      147,505      186,213      127,080      140,174
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets..................  $2,177,481   $2,396,783   $2,732,619   $2,702,507   $2,865,163   $3,126,308   $3,145,480
Notes payable.................      40,337       87,388      232,501      163,770      263,767      241,348      344,483
Long-term debt including
  current portion.............     438,574      373,910      439,943      380,632      420,865      472,044      619,398
Shareholders' equity..........   1,166,504    1,343,800    1,422,972    1,473,192    1,475,058    1,484,029    1,248,069
OTHER DATA:
Ratio of earnings to fixed
  charges (1).................       4.95x        6.79x        5.14x        4.99x        5.91x        5.43x        5.11x
Number of stores (at period
  end)........................          74           76           78           83           92           90           99
Total square footage (at
  period end).................   9,282,000    9,998,000   10,713,000   11,754,000   12,614,000   12,592,000   13,689,000
Net sales per square foot.....  $      383   $      395   $      382   $      377   $      384   $      364   $      347

---------------
(1) For the purpose of this ratio, earnings consist of earnings before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rent expense.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued under an Indenture dated             , 1999
between Nordstrom and Norwest Bank Colorado, National Association, as trustee. Provisions of the Indenture are more fully described under the heading "Description of the Debt Securities" in the accompanying prospectus.

     The Notes will mature on             , 2009. Interest on the Notes will
accrue from             , 1999 and will be payable semiannually, on each
              and               , beginning               , 1999, to the persons
in whose names the Notes are registered at the close of business on
or             before the payment date at the annual rate of      %.

     Nordstrom will issue the Notes only in book-entry form through the facilities of The Depository Trust Company, as depositary (the "Global Notes"). The Notes will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in Global Notes in book-entry form may be effected only through a participating member of the depositary. See "Global Notes." As described in the accompanying prospectus, under certain circumstances Notes may be issued in certificated form in exchange for the Global Notes. In the event that Notes are issued in certificated form, they may be transferred or exchanged at the offices described in the immediately following paragraph.

     Payments on the Global Notes will be made to the depositary. If the Notes are issued in certificated form, Nordstrom will pay any principal and interest to the office of the trustee at Norwest Bank Minnesota, N.A., Corporate Trust Operations, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113. Notes issued in certificated form will be registrable at the office of the Trustee, and the Notes will be exchangeable for Notes having identical terms and provisions at the same office. Nordstrom will maintain the option, however, of paying interest on Notes issued in certificated form by check mailed to the address of the person entitled to such interest as shown on the securities register.

     The Notes cannot be redeemed prior to maturity and there is no sinking fund for the Notes.

GLOBAL NOTES

     The Notes will be issued in whole or in part in the form of one or more Global Notes. The Global Notes will be deposited with, or on behalf of the depositary, and registered in the name of a nominee of the depositary. Except under the limited circumstances described in the accompanying prospectus under the heading "Description of Debt Securities -- Global Securities," owners of beneficial interests in Global Notes will not be entitled to physical delivery of Notes in certificated form. Global Notes may not be transferred except as a whole by the depositary to a nominee of the depositary. Global Notes may also be transferred by a nominee of the depositary to the depositary or another nominee of the depositary. The depositary or any nominee may transfer Global Notes to a successor of the depositary or a nominee of such successor.

     The depositary has advised Nordstrom and the underwriters as follows: The depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through participants.

     The depositary has further advised Nordstrom that the depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the depositary's direct and indirect participants and third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depositary has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom the depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the depositary, the foregoing information with respect to the depositary has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                                  UNDERWRITING

     Nordstrom and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................  $
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..................................
                                                              ----------------
       Total:...............................................  $
                                                              ================

                            ------------------------

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to    % of the
principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to   % of the principal
amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. Nordstrom has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering of the Notes, the Underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of business, certain of the Underwriters have in the past performed, and may in the future perform, investment banking services for Nordstrom for which they have received, and may in the future receive, fees or other compensation.

     Nordstrom estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately
$          .

     Nordstrom has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Lane Powell Spears Lubersky LLP, Seattle, Washington, will pass upon the validity of the Notes for Nordstrom. D. Wayne Gittinger, a partner in that firm, is also a director of Nordstrom. At December 18, 1998, members of the firm beneficially owned, directly or indirectly, a total of approximately 10,600,000 shares of Nordstrom's common stock. Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the Notes for the Underwriters.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 1999

PROSPECTUS

                               BY THIS PROSPECTUS

                                NORDSTROM, INC.

                                   MAY OFFER

                                DEBT SECURITIES
                                 DEBT WARRANTS
                                  COMMON STOCK
                             COMMON STOCK WARRANTS
                               CURRENCY WARRANTS

                            ------------------------

                          COMMON STOCK TRADING SYMBOL
                         NASDAQ NATIONAL MARKET "NOBE"

                            ------------------------

     We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

     Our principal executive offices are located at 1617 Sixth Avenue, Suite 500, Seattle, Washington 98101, telephone number (206) 628-2111.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

              The date of this prospectus is              , 1999.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, proxy statements and other information filed by us at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and (c) Seven World Trade Center, New York, New York 10048. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities.

     - Our Annual Report to Shareholders, Form 10-K and Form 10-KA for the fiscal year ended January 31, 1998;

     - Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998, July 31, 1998, and October 31, 1998;

     - Our Current Report on Form 8-K dated March 11, 1998.

     You may request a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 1321 Second Avenue, Seattle, Washington 98101, telephone (206) 233-6248, attention Corporate Secretary.

     You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                                NORDSTROM, INC.

     Nordstrom, Inc. ("Nordstrom") is a specialty retailer selling a wide selection of apparel, shoes and accessories for women, men and children. Most of Nordstrom's merchandise categories are offered in each of its 68 large fashion specialty stores currently located in 21 states. In addition, Nordstrom operates 25 clearance stores in 11 states under the name "Nordstrom Rack," one clearance store in Arizona under the name "Last Chance Shoes and Apparel," three specialty stores in California and New York under the name "Faconnable" and two shoe stores in Hawaii. Nordstrom's marketing philosophy is to offer a wide selection of merchandise, to create customer loyalty by providing a high level of customer service and to respond rapidly to local market conditions and fashion trends through decentralized buying and merchandise selection. Nordstrom's executive offices are located at 1617 Sixth Avenue, Suite 500, Seattle, Washington 98101, telephone (206) 628-2111.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Nordstrom will use the net proceeds from the sale of any securities offered by this prospectus for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, repurchases of common stock and store expansion.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains Nordstrom's ratio of earnings to fixed charges for each of the periods indicated:

                                                                           NINE MONTHS
                                                                              ENDED
                                        YEAR ENDED JANUARY 31,             OCTOBER 31,
                                 -------------------------------------    -------------
                                 1994    1995    1996    1997    1998     1997    1998
                                 -----   -----   -----   -----   -----    -----   -----
Ratio of earnings to fixed
  charges......................  4.95x   6.79x   5.14x   4.99x   5.91x    5.43x   5.11x

-------------------------

     For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, and the estimated interest portion of rent expense.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     Nordstrom may from time to time offer under this prospectus, separately or together: (i) unsecured debt securities ("Debt Securities"), which may be senior debt securities, ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) warrants to purchase the Debt Securities ("Debt Warrants"), (iii) shares of Common Stock, no par value, (iv) warrants to purchase shares of Common Stock ("Stock Warrants") and (v) warrants to receive from Nordstrom the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants") such foreign currency or currency units as shall be designated by Nordstrom at the time of offering (such securities are collectively referred to herein as the "Offered Securities"). The aggregate offering price of Offered Securities offered by Nordstrom by a prospectus supplement will not exceed $600,000,000.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the Debt Securities sets forth the material terms and provisions of the Debt Securities to which any prospectus supplement may relate. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between Nordstrom and Norwest Bank Colorado, National Association, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Subordinated Debt Securities are to be issued under an Indenture between Nordstrom and the Trustee (the "Subordinated Indenture"), a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and each individually as an "Indenture." The particular terms of the Debt Securities offered by any prospectus supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to such Offered Debt Securities.

     The following summaries of the material provisions of the Indentures and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms, and such Debt Securities. Wherever particular articles, sections or defined terms of an Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of Nordstrom and provisions relating to subordination.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. (Section 3.1) The Indentures do not limit the amount of other indebtedness or Debt Securities, other than certain secured indebtedness as described below, which may be issued by Nordstrom or its Subsidiaries.

     Unless otherwise provided in a prospectus supplement, the Senior Debt Securities will be unsecured obligations of Nordstrom and will rank on a parity with all other unsecured and unsubordinated indebtedness of Nordstrom. The Subordinated Debt Securities will be unsecured obligations of Nordstrom, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes Senior Debt Securities) of Nordstrom as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

     The prospectus supplement relating to the particular Debt Securities offered thereby will describe the following terms of the Offered Debt
Securities:

     (i) the title of the Offered Debt Securities and the series in which such Offered Debt Securities shall be included, which may include medium-term notes;
     (ii)      any limit upon the aggregate principal amount of the Offered
               Debt Securities;
     (iii) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal of such Offered Debt Securities will be payable;
     (iv) the rate or rates at which the Offered Debt Securities will bear interest, if any, which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;
     (v) the date or dates on which such interest, if any, on the Offered Debt Securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;
     (vi) whether and under what circumstances Additional Amounts on such Offered Securities or any of them will be payable and, if so, whether and on what terms Nordstrom will have the option to redeem such Offered Debt Securities in lieu of paying such Additional Amounts (and the terms of such option);
     (vii) the place or places where the principal of, any premium or interest on or any Additional Amounts with respect to such Offered Debt Securities will be payable, any of such Offered
               Debt Securities that are Registered Securities may be surrendered for registration of transfer or exchange, and any such Offered Debt Securities may be surrendered for conversion or exchange;
     (viii) whether any of such Offered Debt Securities are to be redeemable at the option of Nordstrom and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Offered Debt Securities may be redeemed, in whole or in part, at the option of Nordstrom;
     (ix) whether Nordstrom will be obligated to redeem or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Offered Debt
               Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Offered Securities so redeemed or purchased;

     (x) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered
               Securities will be issuable and, if other than a denomination of $5,000, the denominations in which any Bearer Securities will be issuable;
     (xi) whether the Offered Debt Securities will be convertible into shares of Common Stock and/or exchangeable for other securities and, if so, the terms and conditions upon which such Offered Debt Securities will be so convertible or exchangeable;
     (xii) if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such Offered Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof;
     (xiii) if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any Additional Amounts with respect to any of such Offered Debt Securities;
     (xiv) whether the principal of, any premium or interest on or any Additional Amounts with respect to such Offered Debt
               Securities will be payable, at the election of Nordstrom or a holder, in a currency other than that in which such Offered Debt Securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;
     (xv) any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any Additional Amounts with respect to such Offered
               Debt Securities;
     (xvi) whether such Offered Debt Securities are to be issued in the form of one or more global securities and, if so, the identity of the Depositary for such global security or securities;
     (xvii)    whether such Offered Debt Securities are Senior Debt
               Securities or Subordinated Debt Securities and, if
               Subordinated Debt Securities, the specific subordination provisions applicable thereto;
               in the case of Subordinated Debt Securities, the relative
    (xviii) degree, if any, to which such Subordinated Debt Securities of the series shall be senior to or be subordinated to other series of Subordinated Debt Securities or other indebtedness of Nordstrom in right of payment, whether such other series of Subordinated Debt Securities or other indebtedness are outstanding or not;
     (xix) any deletions from, modifications of or additions to the Events of Default or covenants of Nordstrom with respect to such Offered Debt Securities;
     (xx) whether certain provisions relating to discharge, defeasance and covenant defeasance described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such Offered Debt Securities;
     (xxi) whether any of such Offered Debt Securities are to be issued upon the exercise of warrants, and the time, manner and place for such Offered Debt Securities to be authenticated and delivered; and
     (xxii) any other terms of such Offered Debt Securities and any other deletions from or modifications or additions to the applicable Indenture in respect of such Offered Debt
               Securities. (Section 3.1)

     Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, principal, premium, interest and Additional Amounts, if any, will be payable at the office or agency maintained by Nordstrom for such purposes (initially the Corporate Trust Office of the Trustee); provided that payment of interest on Registered Securities may be made by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register or by transfer to an account maintained by the payee with a bank located in the United States. In the case of Registered Securities, interest on such Debt Securities will be payable on any Interest Payment Date to the persons in whose names the Debt Securities are registered at the close of business on the Regular Record Date with respect to such Interest Payment Date. All paying agents initially designated by Nordstrom for the Offered Debt Securities will be named in the prospectus supplement relating thereto. Nordstrom may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Nordstrom will be required to maintain a paying agent in each Place of Payment for the Offered Debt Securities. (Sections 3.7 and 10.2)

     Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, the Offered Debt Securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by Nordstrom or the Security Registrar) or exchanged for other Debt Securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by Nordstrom for such purposes (initially the Corporate Trust Office of the Trustee). Such transfer or exchange shall be made without service charge, but Nordstrom may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses payable in connection therewith. Nordstrom will not be required to (i) issue, register the transfer of, or exchange, Offered Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Offered Debt Securities and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Offered Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Offered Debt Security being redeemed in part. (Section 3.5) Nordstrom has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Nordstrom for any Offered Debt Securities will be named in the applicable prospectus supplement. Nordstrom may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Nordstrom will be required to maintain a transfer agent in each Place of Payment for the Offered Debt Securities. (Section 10.2)

     Unless otherwise indicated in the applicable prospectus supplement, the Offered Debt Securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The Offered Debt Securities may be represented in whole or in part by one or more global Debt Securities registered in the name of a Depositary or its nominee and, if so represented, interests in such global Debt Security will be shown on, and transfers thereof will be effected only through, records maintained by the designated Depositary and its participants as described below. Where Offered Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to such Offered Debt Securities and to payment on and transfer and exchange of such Offered Debt Securities will be described in the applicable prospectus supplement.

     The Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. Special U.S. federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement.

     If the purchase price of any Offered Debt Securities is payable in one or more foreign currencies or currency units or if any Offered Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any Additional Amounts with respect to, any Offered Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

     Nordstrom will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of Nordstrom to purchase Offered Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the applicable prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any Offered Debt Securities, other than as described below under "-- Limitation on Liens," the Indentures do not contain any provisions that would limit the ability of Nordstrom to incur indebtedness or that would afford holders of Debt Securities protection in the event of a sudden and significant decline in the credit quality of Nordstrom or a takeover, recapitalization or highly leveraged or similar transaction involving Nordstrom. Accordingly, Nordstrom could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect Nordstrom's capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Defaults described below or covenants of Nordstrom contained in the Indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

     The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for shares of Common Stock, property or cash, or a combination of any of the foregoing, will be set forth in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Nordstrom, in which the number of shares of Common Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as set forth in the related prospectus supplement.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities (each, a "Global Security") that will be deposited with, or on behalf of, a Depository identified in the prospectus supplement relating to such series.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the prospectus supplement relating to such series. Nordstrom anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by Nordstrom if such Debt Securities are offered and sold directly by Nordstrom. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing Debt Securities.

     Principal of, any premium and interest on, and any Additional Amounts with respect to, Debt Securities registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Nordstrom, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Nordstrom expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or Additional Amounts with respect to such Debt Securities, will credit immediately participants accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depository or its nominee. Nordstrom also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     The Indentures provide that if (i) the Depository for a series of Debt Securities notifies Nordstrom that it is unwilling or unable to continue as Depository or if such

Depository ceases to be eligible under the applicable Indenture and a successor depository is not appointed by Nordstrom within 90 days of written notice, (ii) Nordstrom determines that Debt Securities of a particular series shall no longer be represented by Global Securities and executes and delivers to the Trustee a Company Order to such effect or (iii) an Event of Default with respect to a series of Debt Securities shall have occurred and be continuing, the Global Securities will be exchanged for Debt Securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Debt Securities shall be registered in such name or names as the Depository shall instruct the Trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Securities.

LIMITATION ON LIENS

     Under the Senior Indenture, Nordstrom covenants that, so long as any Senior Debt Securities are outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any indebtedness for money borrowed ("Debt") secured by a Mortgage (as defined below) upon any Operating Property (as defined below), or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by Nordstrom or any Restricted Subsidiary, whether owned at the date of such Indenture or thereafter acquired, without effectively providing concurrently that the outstanding Senior Debt Securities (together with, if Nordstrom shall so determine, any other Debt of Nordstrom or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Senior Debt Securities) are secured equally and ratably with or, at the option of Nordstrom, prior to such Debt so long as such Debt shall be so secured. (Section 10.5 of the Senior Indenture)

     Under the Subordinated Indenture, Nordstrom covenants that, so long as any Senior Debt Securities are outstanding, it will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt that is on a parity in right of payment with the Subordinated Debt Securities secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by Nordstrom or any Restricted Subsidiary, whether owned at the date of such Indenture or thereafter acquired, without effectively providing concurrently that the outstanding Subordinated Debt Securities are secured equally and ratably with or, at the option of Nordstrom, prior to such Debt so long as such Debt shall be so secured. (Section 10.5 of the Subordinated Indenture)

     The foregoing restrictions shall not apply to, and there shall be excluded from Debt in any computation under such restrictions, Debt secured by (i) Mortgages on any property existing at the time of the acquisition thereof; (ii) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Nordstrom or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to Nordstrom or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by Nordstrom or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;
(iii) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (iv) Mortgages in favor of Nordstrom or a Restricted Subsidiary; (v) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property, or (b) the placing in operation of such property;
(vi) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and (vii) Mortgages existing on the date of the applicable Indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the applicable Indenture or referred to in clauses (i) to (iii) or (v), provided that the principal amount of Debt secured thereby and not otherwise authorized by clauses (i) to (iii) or (v) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding. (Section 10.5)

     Notwithstanding the restrictions described above, Nordstrom and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the Debt Securities if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (i) through
(vii) of the immediately preceding paragraph) does not exceed the greater of (i) 15% of Consolidated Net Assets (as defined below) and (ii) $150 million. (Section 10.5)

     "Consolidated Net Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Nordstrom but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower), and (ii) all investments in Subsidiaries other than Restricted Subsidiaries, all as set forth on the most recent consolidated balance sheet of Nordstrom and computed in accordance with generally accepted accounting principles.

     "Mortgage" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Operating Property" means any real property or equipment located within the United States and owned by, or leased to, Nordstrom or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Assets.

     "Restricted Subsidiary" means any Subsidiary of Nordstrom that owns any Operating Property.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by Nordstrom or by one or more Subsidiaries thereof, or by Nordstrom and one or more Subsidiaries. (Section 1.1)

CONSOLIDATION, AMALGAMATION, MERGER AND SALE OF ASSETS

     Each Indenture provides that Nordstrom may not (i) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (ii) permit any Person to consolidate or amalgamate with or merge into Nordstrom, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Nordstrom, unless (a) in the case of
(i) above, such Person is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities issued thereunder, and the performance of Nordstrom's obligations under such Indenture and the Debt Securities issued thereunder; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Nordstrom or a Subsidiary as a result of such transaction as having been incurred by Nordstrom or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met. (Section 8.1)

EVENTS OF DEFAULT

     Each of the following events will constitute an Event of Default under the applicable Indenture with respect to any series of Debt Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest on any Debt Security of such series, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days;
(ii) default in the payment of the principal of or any premium on any Debt Security of such series, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance, or breach, of any covenant or warranty of Nordstrom contained in the applicable Indenture for the benefit of such series or in the Debt Securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such Indenture; (v) certain events in bankruptcy, insolvency or reorganization of Nordstrom; and (vi) any other Event of Default provided in or pursuant to the applicable Indenture with respect to Debt Securities of such series. (Section 5.1)

     If an Event of Default with respect to the Debt Securities of any series (other than an Event of Default described in (v) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series by written notice as provided in the applicable Indenture may declare the principal amount (or such lesser amount as may be provided for in the

Debt Securities of such series) of all outstanding Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the applicable Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (v) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Debt Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 5.2)

     Each Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default thereunder with respect to the Debt Securities of any series (a "default"), the Trustee shall transmit, in the manner set forth in such Indenture, notice of such default to the holders of the Debt Securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or Additional Amounts or any sinking fund or purchase fund installment with respect to, any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the best interest of the holders of Debt Securities of such series. (Section 6.2)

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 5.3) Each Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the applicable Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 5.12)

MODIFICATION AND WAIVER

     Each Indenture may be modified or amended by Nordstrom and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any Debt Security, (c) change the obligation of Nordstrom to pay Additional Amounts with respect to any Debt Security or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (d) change the redemption provisions of any Debt Security or adversely affect the right of repayment at the option of any holder of any Debt Security, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any Debt Security is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment), (g) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (h) reduce the requirements for quorum or voting by holders of Debt Securities in Section 15.4 of each Indenture, (i) modify any of the provisions in the applicable Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Debt Securities except to increase any percentage vote required or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby, (j) make any change that adversely affects the right to convert or exchange any Debt Security into or for shares of Common Stock of Nordstrom or other Debt Securities in accordance with its terms, or (k) modify any of the above provisions. (Section 9.2)

     The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by Nordstrom with certain restrictive provisions of the applicable Indenture. (Section 10.7) The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive any past default and its consequences under the applicable Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any Additional Amounts with respect to Debt Securities of such series or
(b) in respect of a covenant or provision of the applicable Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series. (Section 5.13)

     Under each Indenture, Nordstrom is required to furnish the Trustee annually a statement as to performance by Nordstrom of certain of its obligations under such Indenture and as to any default in such performance. Nordstrom is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.8)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Nordstrom may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be. (Section 4.1)

     Each Indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the Debt Securities of or within any series pursuant to
Section 3.1 thereof, Nordstrom may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and other obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under certain covenants as described in the applicable prospectus supplement, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Nordstrom with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities on the scheduled due dates therefor. (Section 4.2)

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other material agreement or instrument to which Nordstrom is a party or by which it is bound, (ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) Nordstrom has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Nordstrom, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. (Section 4.2)

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

     "Government Obligations" means Debt Securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

     If after Nordstrom has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 3.1 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

     "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or
(ii) any currency unit or composite currency for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars. (Section 1.1)

     In the event Nordstrom effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, Nordstrom would remain liable to make payment of such amounts due at the time of acceleration.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the Subordinated Indenture) In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Nordstrom or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of Nordstrom, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Nordstrom, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash, before the holders of Subordinated Debt Securities are entitle to receive any payment on account of principal of, or any premium or interest on, or any Additional Amount with respect to, Subordinated Debt Securities, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Nordstrom being subordinated to the payment of Subordinated Debt Securities, which may be payable or deliverable in respect of the Subordinated Debt Securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency of Nordstrom, holders of Senior Indebtedness and holders of other obligations of Nordstrom that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt Securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of, or any premium or interest on, or any Additional Amounts with respect to, the Subordinated Debt Securities. (Section 16.4 of the Subordinated Indenture)

     No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any Additional Amounts with respect to the Subordinated Debt Securities may be made (i) if any Senior Indebtedness of Nordstrom is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) if the maturity of any Senior Indebtedness of Nordstrom has been accelerated because of a default. (Section 16.2 of the Subordinated Indenture)

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt Securities, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Nordstrom. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture.

     The term "Senior Indebtedness" means (i) the principal and premium, if any, and unpaid interest in respect of (A) indebtedness of Nordstrom for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Nordstrom, (ii) all capital lease obligations of Nordstrom, (iii) all obligations of Nordstrom issued or assumed as the deferred purchase price of property, all conditional sale obligations of Nordstrom and all obligations of Nordstrom under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of Nordstrom for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, (vi) all obligations of the types referred to in clauses (i) through (v) above of other persons for the payment of which Nordstrom is responsible or liable as an obligor, guarantor or otherwise and (vii) all obligations of the types referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of Nordstrom (whether or not such obligation is assumed by Nordstrom), except, in each case, for (1) any such indebtedness or obligation that is by its terms subordinated to or pari passu with the Subordinated Debt Securities, (2) any indebtedness of Nordstrom to a wholly owned Subsidiary of Nordstrom, (3) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against Nordstrom in a proceeding under federal or state bankruptcy laws and (4) trade payables. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the Subordinated Indenture)

     The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case performed in said state. (Section 1.13)

RELATIONSHIP WITH THE TRUSTEE

     The Trustee under the Indenture, Norwest Bank Colorado, National Association, also acts as trustee in connection with an indenture dated as of March 11, 1998 relating to $300,000,000 aggregate principal amount of Nordstrom's Senior Debentures due 2028. In addition, the Trustee is also the trustee under two indentures covering outstanding medium-term notes of Nordstrom Credit, Inc., a subsidiary of Nordstrom.

                          DESCRIPTION OF DEBT WARRANTS

     Nordstrom may issue, together with other securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between Nordstrom and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the prospectus supplement relating to Debt Warrants in respect of which this prospectus is being delivered. The Debt Warrant Agent will act solely as an agent of

Nordstrom in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following summaries of certain provisions that will be included in the Debt Warrant Agreements and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Debt Warrant Agreement and the Debt Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

     Reference is made to the prospectus supplement for the terms of Debt Warrants in respect of which this prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following:

     - the designation, aggregate principal amount and terms of the Debt Securities purchasable upon the exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants;

     - the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;

     - the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;

     - the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;

     - the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

     - if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and

     - whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement.

Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

     Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the prospectus supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the prospectus supplement relating to the Debt Warrants in respect of which this prospectus is being delivered. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement, Nordstrom will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                          DESCRIPTION OF COMMON STOCK

     Nordstrom may issue common stock upon conversion of any convertible debt securities issued under this prospectus.

     The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, Nordstrom's Articles of Incorporation as amended and By-Laws. The Articles of Incorporation and By-Laws are incorporated by reference as exhibits.

     The total amount of the authorized capital stock of Nordstrom consists of 250,000,000 shares, no par value, of common stock, of which 142,069,092 shares of Common Stock were issued and outstanding as of November 30, 1998.

     The holders of outstanding shares of the Common Stock are entitled to receive dividends at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Nordstrom. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of Nordstrom, whether voluntary or involuntary, remaining net assets, if any, of Nordstrom will be distributed pro rata to the holders of the Common Stock.

                         DESCRIPTION OF STOCK WARRANTS

     Nordstrom may issue, together with other securities or separately, Stock Warrants for the purchase of Common Stock. The Stock Warrants are to be issued under Stock Warrant Agreements (each a "Stock Warrant Agreement") to be entered into between Nordstrom and a bank or trust company, as Stock Warrant Agent (the "Stock Warrant Agent"), all as set forth in the prospectus supplement relating to Stock Warrants in respect of which this prospectus is being delivered. The Stock Warrant Agent will act solely as an agent of Nordstrom in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agent or trust for or with any holders or beneficial owners of Stock Warrants. A copy of the form of Stock Warrant Agreement, including the form of Warrant Certificates representing the Stock Warrants (the "Stock Warrant Certificates") reflecting the provisions to be included in the Stock Warrant Agreement that will be entered into with respect to particular offerings of Stock Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following summaries of certain provisions that will be included in the Stock Warrant Agreements and the Stock Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

     Reference is made to the prospectus supplement for the terms of Stock Warrants in respect of which this prospectus is being delivered, the Stock Warrant Agreement relating to such Stock Warrants and the Stock Warrant Certificates representing such Stock Warrants, including the following:

     - the offering price of such Stock Warrants, if any;

     - the procedures and conditions relating to the exercise of such Stock Warrants;

     - the number of shares of Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise;

     - the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

     - a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants;

     - call provisions of such Stock Warrants, if any; and

     - other terms of the Stock Warrants.

     The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

     Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

EXERCISE OF STOCK WARRANTS

     Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the Stock Warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

     Stock Warrants may be exercised as set forth in the prospectus supplement relating to the Stock Warrants in respect of which this prospectus is being delivered. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the prospectus supplement, Nordstrom will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

ANTIDILUTION PROVISIONS

     Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including
(1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or (3) any distribution by Nordstrom to the holders of its Common Stock of evidences of indebtedness of Nordstrom or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Stock Warrants, but Nordstrom will pay the cash value of any fractional shares otherwise issuable.

                        DESCRIPTION OF CURRENCY WARRANTS

     Nordstrom may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from Nordstrom the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from Nordstrom the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specific foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

     The Currency Warrants are to be issued under a Currency Warrant Agreement to be entered into between Nordstrom and a bank or trust company, as Currency Warrant Agent (the "Currency Warrant Agent"), all as set forth in the prospectus supplement. The Currency Warrant Agent will act solely as an agent of Nordstrom in connection with the Currency Warrants of such series and will not assume any obligations or relationship of agent or trust for or with any holders or beneficial owners of Currency Warrants. A copy of the form of Currency Warrant Agreement, including the forms of global Warrant Certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The description of the Currency Warrants contained herein and the following summaries of certain provisions that will be included in the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Currency Warrant Agreement and the Currency Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

     Reference is made to the prospectus supplement for the terms of Currency Warrants in respect of which this prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following:

     - whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both;

     - the formula for determining the Cash Settlement Value, if any, of each Currency Warrant;

     - the procedures and conditions relating to the exercise of such Currency Warrant;

     - the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised;

     - any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and

     - the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire (the "Expiration Date").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Except as may otherwise be provided in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a

Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

     Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable prospectus supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised on the Expiration Date.

                              PLAN OF DISTRIBUTION

     Nordstrom may sell Offered Securities in any one or more of the following ways from time to time: (i) to or through underwriters; (ii) through dealers;
(iii) through agents, or (iv) directly to purchasers. The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to Nordstrom from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If Offered Securities are sold by means of an underwritten offering, Nordstrom will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this prospectus is delivered to the public. If underwriters are utilized in the sale of the Offered Securities in respect of which this prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Offered Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

     Nordstrom may grant to the underwriters options to purchase additional Offered Securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If Nordstrom grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such Offered Securities.

     If a dealer is utilized in the sales of Offered Securities in respect of which this prospectus is delivered, Nordstrom will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     Offers to purchase Offered Securities may be solicited by agents designated by Nordstrom from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by Nordstrom to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     Offers to purchase Offered Securities may be solicited directly by Nordstrom and the sale thereof may be made by Nordstrom directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     Underwriters, dealers and agents may be entitled under relevant agreements entered into with Nordstrom to indemnification by Nordstrom against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof.

     If so indicated in the prospectus supplement, Nordstrom will authorize underwriters or other persons acting as Nordstrom's agents to solicit offers by certain institutions to purchase Offered Securities from Nordstrom pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Nordstrom. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Offered Securities will be a new issue and, other than shares of the Common Stock, which are listed on the NASDAQ National Market, will have no established trading market. Nordstrom may elect to list any series of Offered Securities on an exchange, and in the case of shares of Common Stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Nordstrom shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Offered Securities.

     Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Nordstrom and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Lane Powell Spears Lubersky LLP, Seattle, Washington will pass upon the validity of the Offered Securities for Nordstrom. D. Wayne Gittinger, a partner in that firm, is also a director of Nordstrom. At December 18, 1998 members of the firm beneficially owned, directly or indirectly, a total of approximately 10,600,000 shares of Common Stock.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Nordstrom's Annual Report on Form 10-K for the year ended January 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS
                             Prospectus Supplement

                                        Page
                                        ----
Use of Proceeds.......................  S-2
The Company...........................  S-2
Selected Consolidated Financial
  Data................................  S-3
Description of the Notes..............  S-4
Underwriting..........................  S-6
Legal Matters.........................  S-7

                 Prospectus

Where You Can Find Additional
  Information.........................    2
Nordstrom, Inc........................    3
Use of Proceeds.......................    3
Ratio of Earnings to Fixed Charges....    3
General Description of the Offered
  Securities..........................    4
Description of the Debt Securities....    4
Description of the Debt Warrants......   18
Description of Common Stock...........   20
Description of Stock Warrants.........   21
Description of Currency Warrants......   22
Plan of Distribution..................   24
Legal Matters.........................   26
Experts...............................   26

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                                  $200,000,000

                                   NORDSTROM

                                % SENIOR NOTES DUE
                                               , 2009
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                             PROSPECTUS SUPPLEMENT
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                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                              MERRILL LYNCH & CO.
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee.................................  $166,800
Legal fees and expenses..............................
Printing and engraving...............................
Fees of accountants..................................
Fees of trustees.....................................
Blue sky fees and expenses...........................
Rating agency fees...................................
Miscellaneous........................................
                                                       --------
          Total......................................  $
                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XII of the amended and restated Bylaws of the Registrant authorizes the Registrant to indemnify any present or former director, officer, employee or agent to the fullest extent not prohibited by the Washington Business Corporation Act. Provisions of the Washington Business Corporation Act (RCW 23B.08.510 and .570) give the Registrant power to indemnify directors, officers, employees and agents of the Registrant and those serving at the Registrant's request in similar positions in any other corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     The Registrant carries directors' and officers' liability insurance which generally insures officers and directors of the Registrant against certain liabilities by reason of certain acts and omissions in connection with their duties for the Registrant.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   +1.1   Form of Underwriting Agreement.
   *1.2   Form of Distribution Agreement.
    4.1   Articles of Incorporation (incorporated by reference to
          Nordstrom's Annual Report on Form 10-K for the year ended
          January 31, 1989).
    4.2   Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Nordstrom's Annual Report on Form 10-K for the fiscal
          year ended January 31, 1998).
   +4.3   Senior Indenture between Nordstrom and Norwest Bank
          Colorado, National Association, as Trustee.
   +4.4   Form of Subordinated Indenture between Nordstrom and Norwest
          Bank Colorado, National Association, as Trustee.
   +4.5   Form of Senior Debt Securities.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   *4.6   Form of Subordinated Debt Securities.
   *4.7   Form of Debt Warrant Agreement, including form of Debt
          Warrant Certificate.
   *4.8   Form of Stock Warrant Agreement, including form of Stock
          Warrant Certificate.
   *4.9   Form of Currency Warrant Agreement, including form of
          Currency Warrant Certificate.
   +5.1   Opinion of Lane Powell Spears Lubersky LLP.
 **12.1   Computation of Ratio of Earnings to Fixed Charges.
   23.1   Consent of Deloitte & Touche LLP
  +23.2   Consent of Lane Powell Spears Lubersky LLP (included in
          Exhibit 5.1).
 **24.    Powers of Attorney.
  +25.1   Statement of Eligibility on Form T-l of Norwest Bank
          Colorado, National Association, as Trustee under the Senior
          Indenture.
  +25.2   Statement of Eligibility on Form T-l of Norwest Bank
          Colorado, National Association, as Trustee under the
          Subordinated Indenture.

-------------------------
+ To be filed by amendment.

* To be filed, if necessary, subsequent to the effectiveness of this Registration Statement by an amendment to the Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of Securities.

** Previously filed.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that

          (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under
Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on the 11th day of January, 1999.

                                          NORDSTROM, INC.

                                          By      /s/ MICHAEL A. STEIN
                                            ------------------------------------
                                                      Michael A. Stein
                                                Executive Vice President and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated below on the 11th day of January, 1999:

                         *                             Chairman and Director (Principal
---------------------------------------------------    Executive Officer)
                 John J. Whitacre

               /s/ MICHAEL A. STEIN                    Executive Vice President and Chief
---------------------------------------------------    Financial Officer
                 Michael A. Stein

                         *                             Director
---------------------------------------------------
                D. Wayne Gittinger

                         *                             Director
---------------------------------------------------
              Enrique Hernandez, Jr.

                         *                             Director
---------------------------------------------------
                 Ann D. McLaughlin

                         *                             Director
---------------------------------------------------
                 John A. McMillan

                         *                             Director
---------------------------------------------------
                Bruce A. Nordstrom

                         *                             Director
---------------------------------------------------
                 John N. Nordstrom

                         *                             Director
---------------------------------------------------
              Alfred E. Osborne, Jr.

                         *                             Director
---------------------------------------------------
              William D. Ruckelshaus

                         *                             Director
---------------------------------------------------
            Elizabeth Crownhart Vaughan

                         *                             Director
---------------------------------------------------
                 Bruce G. Willison

             *By: /s/ MICHAEL A. STEIN
   ---------------------------------------------
                 Michael A. Stein
                 Attorney-in-Fact